Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We hereby consent to the reference in this Amendment No. 2 to Registration Statement on Form S-4 of Dawson Geophysical Company of our report dated March 18, 2011, relating to the consolidated financial statements and financial statement schedules of TGC Industries, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of TGC Industries, Inc. for the year-ended December 31, 2010, and to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus of Dawson Geophysical Company and TGC Industries, Inc. that is made a part of this Amendment No. 2 to Registration Statement.
/s/ Lane Gorman Trubitt, PLLC
Dallas, Texas
August 8, 2011